Contango Oil and Gas Company
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 1, 2013, Contango Oil & Gas Company (“Contango” or the "Company") and Crimson Exploration Inc. (“Crimson”), entered into a merger agreement pursuant to which Crimson became a wholly-owned subsidiary of Contango. The merger was effected pursuant to an Agreement and Plan of Merger, dated as of April 29, 2013, by and among Contango, Crimson and Merger Sub (the “Merger Agreement”).

The following unaudited pro forma condensed combined financial statements give effect to the business combination of Contango and Crimson which was completed on October 1, 2013. The merger between Contango and Crimson is accounted for using the acquisition method of accounting with Contango identified as the acquirer. Under the acquisition method of accounting, Contango records all assets acquired and liabilities assumed at their respective acquisition-date fair values at the effective time of closing.

The unaudited pro forma condensed combined balance sheet as of September 30, 2013 gives effect to the merger as if such event occurred on September 30, 2013. The unaudited pro forma condensed combined statements of operations for the three months ended September 30, 2013 and the year ended June 30, 2013 give effect to the merger as if such event occurred as of July 1, 2012.
The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not intended to represent or be indicative of the results of operations or financial position of the combined company that would have been recorded had the merger been completed as of the dates presented and should not be taken as representative of future results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial statements do not reflect the impacts of any potential operational efficiencies, asset dispositions, cost savings or economies of scale that the Company may achieve with respect to the combined operations. Additionally, the pro forma statements of operations do not include non-recurring charges or credits and the related tax effects which result directly from the merger. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in the Company and Crimson Annual Reports on Form 10-K for June 30, 2013 and December 31, 2012, respectively, and Contango’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and the unaudited financial statements of Crimson for the three and nine months ended September 30, 2013 filed on Contango's Form 8-K on November 12, 2013.

	Contango Oil and Gas Company
	Unaudited Pro Forma Condensed Combined Balance Sheet
	As of September 30, 2013
	(In thousands)

			Pro forma Adjustments
	Contango Historical	Crimson Historical	Acquisition Method Adjustment		Financing & Other Adjustments		Contango Pro Forma Combined
			(a)		(b)
CURRENT ASSETS
Cash and cash equivalents	$137,508	—	—		$(127,611)	(vi)	$9,897
Accounts receivable:	42,250	12,670	—		—		54,920
Prepaid expenses	2,330	639	—		—		2,969
Derivative instruments	—	182	—		—		182
Deferred tax asset	—	341	—		—		341
Inventory	2,147	—	—		—		2,147
Total current assets	184,235	13,833	—		(127,611)		70,458

PROPERTY, PLANT AND EQUIPMENT:
Natural gas and oil properties:
Proved properties	560,522	773,795	(555,724)	(ii)	—		778,593
Unproved properties	39,297	12,954	181,952	(ii)	—		234,203
Other property and equipment	218	3,010	(1,807)	(ii)	—		1,421
Accumulated depreciation, depletion and amortization	(228,607)	(491,394)	491,394	(ii)	—		(228,607)
Total property, plant and equipment, net	371,430	298,365	115,815		—		785,610

OTHER ASSETS
Investment in affiliates	49,334	—	—		—		49,334
Deferred tax asset, net	—	57,120	(32,654)	(v)	—		24,465
Other noncurrent assets	373	976	(768)	(iii)	2,171	(vi)	2,752
Goodwill	—	—	—	(i)	—		—
Total other assets	49,707	58,096	(33,422)		2,171		76,551

TOTAL ASSETS	$605,372	$370,294	$82,393		$(125,440)		$932,619

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$11,827	$57,332	$1,553	(iv)	$5,700	(vii)	$76,412
Royalties and revenue payable	23,240	—	—		—		23,240
Other current liabilities	—	1,434	—		—		1,434
Total current liabilities	35,067	58,765	1,553		5,700		101,085

NONCURRENT LIABILITIES
Long term debt	—	229,902	5,539	(iii)	(125,440)	(vi)	110,000
Deferred tax liability	120,396	—			—		120,396
Asset retirement obligation	11,015	9,826	—		—		20,841
Other noncurrent liabilities	—	537	—		—		537
Total noncurrent liabilities	131,411	240,263	5,539		(125,440)		251,773

STOCKHOLDERS' EQUITY
Common stock	805	47	108		—		960
Additional paid-in capital	79,024	248,076	(101,662)	(i)	—		225,437
Treasury stock	(117,162)	(1,184)	1,184		—		(117,162)
Retained earnings (deficit)	476,227	(175,672)	175,672		(5,700)	(vii)	470,527
Total stockholders' equity	438,894	71,267	75,301		(5,700)		579,762

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$605,372	$370,294	$82,393		$(125,440)		$932,619

See accompanying notes to the unaudited pro forma condensed combined financial statements

	Contango Oil and Gas Company
	Unaudited Pro Forma Condensed Combined Statement of Operations
	for the Year Ended June 30, 2013
	(In thousands except for per share amounts)

	Contango Historical	Crimson Historical	Pro Forma Adjustments		Contango Pro Forma Combined
		(viii)
REVENUES
Natural gas, oil and liquids sales	$127,201	$119,586	—		$246,787
Total revenues	127,201	119,586	—		246,787

EXPENSES
Operating expenses	31,907	13,587	—		45,494
Production and ad valorem taxes		7,624	—		7,624
Exploration expenses	51,748	246	—		51,994
Depreciation, depletion and amortization	41,060	61,079	(36,093)	(ix)	66,045
Impairment of natural gas and oil properties	14,845	118,053	—		132,898
General and administrative expenses	14,364	21,520	—		35,884
Gain (loss) on sale of assets	—	(11)	—		(11)
Total expenses	153,924	222,097	(36,093)		339,928

OPERATING INCOME	(26,723)	(102,512)	36,093		(93,142)

Gain from investments in affiliates, net of taxes	1,241	—	—		1,241
Other income (expense)
Interest expense		(25,479)	20,886	(x)	(4,592)
Other income (expense) and financing costs	9,665	(550)	—		9,115
Unrealized (loss) gain on derivative instruments		(4,040)	—		(4,040)
NET INCOME (LOSS) FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES	(15,817)	(132,581)	56,979		(91,418)

Pro forma income tax benefit (provision)	6,097	36,884	(21,082)	(xi)	21,899

NET INCOME (LOSS) AVAILABLE TO COMMON STOCK	$(9,720)	$(95,697)	$35,898		$(69,518)

PRO FORMA NET INCOME (LOSS) PER SHARE:
Basic	$(0.64)				$(3.64)
Diluted	$(0.64)				$(3.64)
PRO FORMA WEIGHTED AVERAGE COMMON SHARES OUTSTANDING

Basic	15,221		3,864	(xii)	19,085
Diluted	15,221		3,864	(xii)	19,085

See accompanying notes to the unaudited pro forma condensed combined financial statements

	Contango Oil and Gas Company
	Unaudited Pro Forma Condensed Combined Statement of Operations
	for the Three Months Ended September 30, 2013
	(In thousands except for per share amounts)

	Contango Historical	Crimson Historical	Pro Forma Adjustments		Contango Pro Forma Combined
		(viii)
REVENUES
Natural gas, oil and liquids sales	$34,722	$31,580	—		$66,302
Total revenues	34,722	31,580	—		66,302

EXPENSES
Operating expenses	5,553	3,814	—		9,367
Production and ad valorem taxes		2,505	—		2,505
Exploration expenses	89	419	—		508
Depreciation, depletion and amortization	11,518	18,045	(11,531)	(ix)	18,031
Impairment of natural gas and oil properties	—	478	—		478
General and administrative expenses	2,657	6,339	—		8,996
Total expenses	19,817	31,600	(11,531)		39,886

OPERATING INCOME	14,905	(21)	11,531		26,416

Gain from investments in affiliates, net of taxes	669	—	—		669
Gain from sale of assets	15,645				15,645
Other income (expense)
Interest expense	—	(6,383)	5,214	(x)	(1,168)
Other income (expense) and financing costs	40	(126)	—		(86)
Unrealized (loss) gain on derivative instruments	—	(2,441)	—		(2,441)
NET INCOME (LOSS) FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES	31,259	(8,970)	16,746		39,035

Pro forma income tax benefit (provision)	(11,519)	2,834	(6,196)	(xi)	(14,880)
NET INCOME (LOSS) AVAILABLE TO COMMON STOCK	$19,740	$(6,136)	$10,550		$24,155

PRO FORMA NET INCOME (LOSS) PER SHARE:
Basic	$1.30				$1.27
Diluted	$1.30				$1.26
PRO FORMA WEIGHTED AVERAGE COMMON SHARES OUTSTANDING

Basic	15,195		3,864	(xii)	19,059
Diluted	15,195		4,000	(xii)	19,195

See accompanying notes to the unaudited pro forma condensed combined financial statements

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation
The unaudited pro forma condensed combined balance sheet as of September 30, 2013 is based on the unaudited condensed consolidated balance sheets of Contango and Crimson as of September 30, 2013, adjusted to reflect the following items as though they had occurred on September 30, 2013:

•	The purchase price allocation to assets to be acquired and liabilities to be assumed in the merger;

•	The issuance of 0.08288 share of Contango common stock for each share of Crimson common stock, and the exchange of Crimson’s stock options to Contango’s stock options using the 0.08288 exchange rate;

•	The assumption by Contango of approximately $235.4 million of Crimson’s long-term debt;

•	The refinancing of Crimson’s First Lien Revolver Credit Agreement with a new revolving credit facility with an increased borrowing base;

•	Repayment of Crimson’s Second Lien Loan from cash on hand and borrowings under the new revolving credit facility.
The unaudited pro forma condensed combined statements of operations for the three months ended September 30, 2013 and the year ended June 30, 2013 are based on the historical financial information of Contango and Crimson, recast to match the accounting periods to those of Contango as discussed below, and give effect to the merger as if it occurred on July 1, 2012.
The Crimson historical information included in the unaudited pro forma condensed combined statement of operations for the twelve months ended June 30, 2013 was derived by adding Crimson’s audited statement of operations for the twelve months ended December 31, 2012 to its unaudited condensed consolidated statement of operations for the six months ended June 30, 2013 and then subtracting its unaudited condensed consolidated statement of operations for the six months ended June 30, 2012.
The Crimson historical information included in the unaudited pro forma condensed combined statement of operations for the three months ended September 30, 2013 were derived from the unaudited consolidated statements of operations of Crimson Exploration, Inc. filed on the Contango Oil & Gas Form 8-K dated November 12, 2013.
Certain reclassifications have been made to Crimson’s historical financial statements presented herein to conform to Contango’s historical presentation.
Note 2. Assumptions and Adjustments
Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2013

(a)	Acquisition Method Adjustments

These adjustments reflect the elimination of the components of Crimson’s historical stockholders’ equity, the estimated value of consideration to be paid by the Company in the merger and to reflect the adjustments of the historical book value of Crimson’s assets and liabilities as of September 30, 2013 to their fair values, in accordance with acquisition accounting.

(i)	To recognize the consideration transferred and the assets acquired and liabilities assumed at fair value:
(in thousands, except for number of shares and share price):

Crimson common stock to be acquired by the Company	46,624,721
Exchange ratio of the Company common shares for each Crimson common share	0.08288
The Company common stock to be issued to Crimson stockholders	3,864,101
Closing price of the Company common stock on October 1, 2013	$37.75
Fair value of common stock issued	$145,870
Cash paid for partial shares	6
Fair value of stock options issued	698
Total estimated purchase price	$146,568

Fair value of other liabilities assumed:
Current liabilities	$60,318
Long-term debt	235,440	(iii)
Asset retirement obligations and other non-current liabilities	10,361
Amount attributable to liabilities assumed	$306,119
Total consideration including liabilities assumed	$452,687

Fair value of assets acquired:
Current assets	$13,492
Current and noncurrent deferred tax asset, net	24,808
Natural gas and oil properties, net	414,180	(ii)
Other non-current assets	208
Amount attributable to net assets acquired	$452,687
Goodwill	$—

Fair value of stock options issued:
Crimson stock options to be acquired by the Company	1,639,708
Exchange ratio of the Company stock option for each Crimson stock option	0.08288
The Company stock options to be issued to Crimson stock option holders	135,899
The Company stock option price	$5.14
Fair value of stock options issued	$698

Pro forma adjustments to stockholders' equity:
Shares of Contango common stock to be issued to Crimson stockholders	3,864,101
Closing price of Contango common stock on April 29, 2013	$37.75
Fair value of common stock issued for the Crimson acquisition	$145,870

Common Stock Adjustment:
Eliminate Crimson's historical common stock	$(47)
Issued Contango's Common stock at $0.04 par value	155
Total Adjustment to Common Stock	$108

Additional Paid In Capital:
Fair value of common stock issued for the Crimson acquisition	$145,870
Less $0.04 par value of the common stock	(155)
Fair value of stock options issued in Transaction	698
Eliminate Crimson's historical additional paid in capital	(248,076)
Pro forma adjustment to additional paid in capital	$(101,662)

Retained Earnings
Eliminate Crimson's historical retained earnings	$175,672
Contango's Transaction Costs	(1,700)	(iv)
To accrue for one-time bonus due to officer	(4,000)	(v)
Pro forma adjustment to retained earnings (deficit)	$169,972

Pro forma adjustments to deferred tax balances, net:
Crimson's historical deferred tax assets, net
Current	$341
Long-Term	57,120
Total	57,461
Valuation allowance released	10,198
	67,659
Adjustment to deferred tax balances related to acquisition accounting	(42,851)
Pro forma balance of deferred tax assets, net	$24,808

In accordance with the Merger Agreement, Contango issued 0.08288 shares for each of the common shares of Crimson.
Additionally, as a result of the merger, all restricted shares of Crimson previously issued to its directors and employees were exchanged for shares of Contango’s Common Stock using the same conversion factor. Contango also issued new Contango stock options to replace outstanding Crimson stock options held by Crimson’s employees. The number of options granted and the strike price of the options was adjusted using the same conversion ratio as for the common stock.
Consideration paid by the Company consisted of approximately 3.9 million shares of Contango’s common stock issued in exchange for 46.6 million of Crimson’s shares outstanding as of September 30, 2013, including restricted stock vesting at the Transaction date and approximately 136 thousand of vested Contango stock options issued to Crimson’s employees in exchange for all Crimson stock options issued and outstanding as of September 30, 2013. All of Crimson’s restricted shares and stock options vested immediately prior to the merger.
The purchase price is calculated assuming fair value of the Company’s stock of $37.75 per share based upon the closing price of the Company’s common stock as of October 1, 2013.
Fair value of the Company’s options issued in exchange for Crimson’s stock options was calculated using the Black-Scholes Model and applying the following weighted-average assumptions: (a) risk-free interest rate of 0.62% to 1.35%; (b) expected life of 2.70 to 4.79 years; (c) expected volatility of 29.3% to 38.6%; and (d) expected dividend yield of 0%.  The weighted average fair value per share for the options was estimated to be $5.14.

(ii)
To adjust the book value of Crimson’s oil and gas properties acquired to fair value, the commodity prices used in the determination of the fair value of natural gas and oil properties were based on future expected prices for oil, natural gas and NGLs, after adjustment for transportation fees and regional price differentials.

(iii)
The fair value of the long-term debt to be assumed by the Company includes approximately $58.6 million and $176.8 million for the First and Second Lien debts, respectively. The fair value of the debt was calculated assuming 100% of Second Lien Loan principal outstanding of as of September 30, 2013 plus accrued interest of $59 thousand and $1.8 million for a 1% prepayment penalty included in such loan agreement. Crimson’s historical debt issuance cost of $768 thousand and unamortized balance of original issue discount of $4.1 million had been eliminated as a part of the pro forma fair value adjustments.

(iv)
To accrue for transaction costs of approximately $2.8 million in advisory fees payable to Crimson’s financial advisor assumed by Contango at the acquisition date and to recognize additional current assets and liabilities, for a total of $1.2 million, related to the prior period adjustments to receivables and payable accounts, which were not reflected in Crimson’s historical financial statements as of September 30, 2013.

(v)
Fair value of the deferred tax liabilities was calculated giving the tax effect of step-up adjustment for oil and gas properties. Contango received carryover tax basis in Crimson’s assets and liabilities because the merger is not a taxable transaction under the United States Internal Revenue Code. Based upon the purchase price allocation, a step-up in financial reporting carrying value related to the property to be acquired from Crimson resulted in an additional deferred tax liability of approximately $42.8 million assuming a 37% expected effective tax rate of the combined company.

Additionally, fair value of the deferred tax assets was increased by approximately $10.2 million due to elimination of a valuation allowance included in the historical financial statements of Crimson. This adjustment is based on the expectation that it is more likely than not that the majority of $110 million of Crimson’s accumulated Net Operating Losses (NOL’s) will be realized by the combined company in the foreseeable future.

(b)	Financing and other Adjustments

(vi)
Immediately subsequent to the closing of the merger, the Company assumed and immediately repaid Crimson’s $175.0 million debt with Barclays Bank PLC ("Barclays"), its $58.6 million debt with Wells Fargo, and $1.8 million in accrued interest and prepayment premiums. In order to finance the assumed debt, the Company entered into a $500 million four-year revolving credit facility with Royal Bank of Canada and other lenders (the “RBC Credit Facility”) with an initial hydrocarbon supported borrowing base of $275 million. The RBC Credit Facility replaced the Company's $40 million Amegy Credit Agreement. The Company incurred $2.2 million of arrangement and upfront fees in connection with the RBC Credit Facility. Borrowings under the RBC Credit Facility bear interest at a rate that is dependent upon LIBOR or the U.S. prime rate of interest, plus a margin dependent upon the amount outstanding. On October 1, 2013, the $235.4 million of assumed debt, accrued interest, and prepayment premium and $2.2 million of arrangement and upfront fees under the RBC Credit Facility were paid with the Company's existing cash of $127.6 million and drawings under our RBC Credit Facility of $110.0 million. For the period from October 1, 2013 through November 30, 2013, the effective interest rate on the facility was 4.25%.

(vii)	Additionally, the following adjustments were recorded to reflect the assets and liabilities of the combined company as of the Transaction date:

•
To accrue for transaction costs of approximately $1.7 million, including $1.65 million in advisory fees to be paid to the Company’s financial advisor and approximately $49 thousand in other estimated legal and advisory fees that will be payable related to the transaction, and which were not reflected in the Company’s historical financial statements.

•	To accrue for a one-time cash bonus of approximately $4 million that will be paid to the former Chairman and CEO of the Company six months after the consummation of the merger.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended June 30, 2013

(viii)
The Crimson historical information included in the unaudited pro forma condensed combined statement of operations for the year ended June 30, 2013 is derived by adding Crimson’s audited statement of operations for the twelve months ended December 31, 2012 to its unaudited condensed consolidated statement of operations for the six months ended June 30, 2013 and then subtracting its unaudited condensed consolidated statement of operations for the six months ended June 30, 2012.

(ix)
The Crimson pro forma depletion, depreciation and amortization (DD&A) expense for the year ended June 30, 2013 was calculated based on the value of proved oil and gas properties acquired from Crimson giving effect to the fair value adjustment to value of proved properties as a result of the acquisition accounting and estimated DD&A rate for the twelve months ended June 30, 2013. This depletion rate was calculated by dividing production for the twelve months ended June 30, 2013 by the total beginning of the period proved reserves calculated by adding back the production for the fifteen month period to the ending proved reserves as of

September 30, 2013. The reduction in depletion is offset by $543 thousand of amortization of the debt issuance costs related to the debt refinancing which took take place at the merger date.

(x)	To adjust interest expense for:

•
The repayment of the $175 million principal balance of the Second Lien Loan using cash available at the merger date and total borrowings of $110.0 million under the new RBC Credit Facility, as if such repayment had occurred on July 1, 2012, which reduced the interest expenses by approximately $20.9 million.

•
Eliminating $1.3 million of expense related to amortization of the original issue discount on the Second Lien Loan. This amortization expense of debt origination discount was historically calculated using the effective interest method over the remaining life of the debt instrument and was included in the historical interest expense of Crimson for the year ended June 30, 2013.

(xi)	To adjust the income tax provision for the estimated effects of combining Contango’s and Crimson operations and other pre-tax pro forma adjustments using a combined federal and state tax rate of 37%.

(xii)
To adjust earnings per share and weighted average common stock outstanding to reflect the issuance of approximately 3.9 million shares of Contango common stock for the merger, as if these shares had been issued and outstanding since July 1, 2012. The pro forma diluted weighted average shares outstanding for the year ended June 30, 2013 does not include 136 thousand option shares assumed issued in conjunction with the merger because they are antidilutive.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended September 30, 2013

(viii)
The Crimson historical information included in the unaudited pro forma condensed combined statement of operations for the three months ended September 30, 2013 reflect the actual results reported for Crimson Exploration on Contango Form 8-K dated November 12, 2013.

(ix)
The Crimson pro forma DD&A expense for the three months ended September 30, 2013 was calculated based on the value of proved oil and gas properties acquired from Crimson, giving effect to the fair value adjustment to value of proved properties as a result of the acquisition accounting and the estimated DD&A rate for the three months ended September 30, 2013. This depletion rate was calculated by dividing production for the three months ended September 30, 2013 by the total beginning of the period proved reserves calculated by adding back the production for the three months period to the ending proved reserves as of September 30, 2013. The reduction in depletion is offset by $136 thousand in debt issuance costs related to the debt refinancing which took place at the merger date.

(x)	To adjust interest expense for:

•
The assumed repayment of the $175 million principal balance of the Second Lien Loan using cash available at the Transaction date and total borrowings of $110.0 million under the new RBC Credit Facility, as if such repayment had occurred on July 1, 2012, which reduced the interest expenses by approximately $5.2 million.

•
Eliminating $0.4 million of the amortization expense related to debt origination discount of on the Second Lien Loan. This amortization expense of debt origination discount was historically calculated using the effective interest method over the remaining life of the debt instrument and was included in the historical interest expense of Crimson for the three months ended September 30, 2013.

(xi)	To adjust the income tax provision for the estimated effects of combining Contango’s and Crimson operations and other pre-tax pro forma adjustments using a combined federal and state tax rate of 37%.

(xii)
To adjust earnings per share and weighted average common stock outstanding to reflect the issuance of approximately 3.9 million of Contango common stock for the Crimson acquisition, as if these shares had been issued and outstanding since July 1, 2012. The pro forma diluted weighted average shares outstanding for the three months ended September 30, 2013 includes 136 thousand options assumed issued in conjunction with the merger.

Summary Pro Forma Combined Oil and Natural Gas Reserve and Production Data
The following table presents selected unaudited pro forma information regarding the Company’s proved reserves as of September 30, 2013, giving effect to the acquisition of Crimson proved reserves as if they were acquired on September 30, 2013. Contango’s reserve disclosures are based on a reserve report prepared by the Company’s independent reserve engineer as of September 30, 2013, in accordance with the guidelines established by the Securities and Exchange Commission (the “SEC”). Crimson’s reserve information as of September 30, 2013 is based on the internal reserve report as of September 30, 2013 and was not reviewed by any independent reserve engineer.
There are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the amount and timing of development expenditures, including many factors beyond the property owner’s control. The following reserve data represents estimates only and should not be construed as being precise. The assumptions used in preparing these estimates may not be realized, causing the quantities of oil and gas that are ultimately recovered, the timing of the recovery of oil and gas reserves, the production and operating costs incurred and the amount and timing of future development expenditures to vary from the estimates presented herein. Actual production, revenues and expenditures with respect to reserves will vary from estimates and the variances may be material.
These estimates were calculated using the twelve-month average of the first-day-of-the-month reference prices as adjusted for location and quality differentials. Any significant price changes will have a material effect on the quantity and present value of the reserves shown below. These estimates depend on a number of variable factors and assumptions, including historical production from the area compared with production from other comparable producing areas, the assumed effects of regulations by governmental agencies, assumptions concerning future oil and gas prices, and assumptions concerning future operating costs, transportation costs, severance and excise taxes, development costs and workover and remedial costs.

	Estimated Quantities of Reserves as of
	September 30, 2013
			Contango
	Contango	Crimson	Pro Forma
	Historical (a)	Historical	Combined

Estimated Proved Reserves :
Oil (MBbl)	2,189	6,745	8,934
NGL (MBbl)	4,038	2,939	6,977
Natural Gas (MMcf)	146,701	58,203	204,904
Total (MMcfe) (b)	184,063	116,307	300,370
Estimated Proved Developed Reserves :
Oil (MBbl)	2,102	2,936	5,038
NGL (MBbl)	3,970	1,720	5,690
Natural Gas (MMcf)	142,137	37,989	180,126
Total (MMcfe) (b)	178,564	65,926	244,490
Estimated Proved Undeveloped Reserves :
Oil (MBbl)	88	3,809	3,897
NGL (MBbl)	68	1,219	1,287
Natural Gas (MMcf)	4,565	20,214	24,779
Total (MMcfe) (b)	5,499	50,382	55,881

(a)	The total proved and proved developed reserves of Contango as of September 30, 2013 exclude 34.1 Bcfe of proved developed reserves attributable to Contango’s investment in Exaro.

(b)	Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.
The following table sets forth summary pro forma information with respect to Contango’s and Crimson’s combined oil and natural gas production for the year ended June 30, 2013 and three months ended September 30, 2013. This pro forma information gives effect to the merger as if it occurred on July 1, 2012.
The Contango production data presented below was derived from its Annual Report on Form 10-K for the year ended June 30, 2013 and its quarterly report on Form 10-Q for the three months ended September 30, 2013, which are incorporated by reference in this joint proxy/prospectus.
The Crimson production data for the twelve months ended June 30, 2013 and three months ended September 30, 2013 was recalculated based on information derived from its Annual Report on Form 10-K for the year ended December 31, 2012, and Contango’s Form 8-K filed on November 12, 2013.

	Production for the Year Ended
	June 30, 2013
			Contango
	Contango	Crimson	Pro Forma
	Historical (a)	Historical	Combined

Oil (MBbl)	362	805	1,167
NGL (MBbl)	601	345	946
Natural Gas (MMcf)	18,658	7,314	25,972
Total (MMcfe) (b)	24,434	14,214	38,648

	Production for the Three Months Ended
	September 30, 2013
			Contango
	Contango	Crimson	Pro Forma
	Historical (a)	Historical	Combined

Oil (MBbl)	91	220	311
NGL (MBbl)	148	108	256
Natural Gas (MMcf)	5,190	1,735	6,925
Total (MMcfe) (b)	6,622	3,709	10,331

(a)	The total production of Contango does not include volumes attributable to Contango’s investment in Exaro, which is accounted for as an equity investment.

(b)	Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.